EXHIBIT 99.2

PRESS RELEASE

Contact:	Kenneth W. Smith Chief Financial Officer CIRCOR International, Inc. (781) 270-1200

CIRCOR Promotes Bill Higgins to President

Burlington, MA, November 1, 2006

CIRCOR International, Inc. [NYSE:CIR] a leading provider of valves and fluid control devices for the instrumentation, thermal fluid and petrochemical markets, announced today that Bill Higgins has been elevated to the position of President. Mr. Higgins will continue to report to CIRCOR’s Chairman and CEO, David A. Bloss, Sr. Mr. Higgins joined CIRCOR in January 2005 as Executive Vice President and Chief Operating Officer to lead the Company’s operations and initiate its strategy to implement lean operating principles. Prior to joining CIRCOR, Mr. Higgins held a variety of senior management positions over a span of thirteen years with Honeywell International and AlliedSignal, with his last assignment as Vice President and General Manager, Americas for the Honeywell Building Solutions business.

Commenting on this announcement, Mr. Bloss stated, “Bill’s promotion to President underscores the confidence that the Board of Directors has in his abilities to continue leading CIRCOR’s transformation toward operational excellence. We view this endeavor as critical to the long-term success of the Company and our ability to deliver superior shareholder value. Although we are still in the early phases of our lean initiatives, Bill’s contributions and leadership over the past two years have provided an important foundation for the achievement of our long-term objectives.”

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, fluid regulation and energy markets. CIRCOR’s executive headquarters is located at 25 Corporate Drive, Burlington, MA 01803.